                                                                    EXHIBIT 99

                             ARCH CAPITAL GROUP LTD.


                           EARNINGS RELEASE SUPPLEMENT

                            AS OF SEPTEMBER 30, 2002


                               INDEX TO SUPPLEMENT
================================================================================

                                                                            PAGE
                                                                            ----
EARNINGS RELEASE.......................................................       1

CONSOLIDATED STATEMENTS OF INCOME......................................       8

CONSOLIDATED BALANCE SHEETS............................................       9

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY.............      10

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME........................      11

CONSOLIDATED STATEMENTS OF CASH FLOWS..................................      12

SUPPLEMENTAL FINANCIAL INFORMATION.....................................      13

ARCH CAPITAL GROUP LTD. REPORTS THIRD QUARTER RESULTS

HAMILTON, BERMUDA, November 6, 2002 -- Arch Capital Group Ltd. (NASDAQ: ACGL) reported that net premiums written for the 2002 third quarter were $318.7 million, of which the Company's reinsurance and insurance operations contributed net premiums written of $204.5 million and $114.2 million, respectively. For the nine months ended September 30, 2002, net premiums written were $822.4 million, of which the Company's reinsurance and insurance operations contributed net premiums written of $646.0 million and $176.4 million, respectively. The Company also reported that, for the period from January 1 to October 31, 2002, its reinsurance subsidiaries have entered into reinsurance treaties and other reinsurance arrangements that are expected to provide approximately $1.1 billion of annualized net reinsurance premiums, a substantial portion of which will be reflected in calendar year 2002.

The Company also reported after-tax operating income for the 2002 third quarter of $22.5 million, or $0.37 per share on a pro forma basis (as described below), and $46.3 million, or $0.82 per share, for the nine months ended September 30, 2002. After-tax operating income is defined as net income or loss, excluding net realized investment gains or losses on investments, foreign exchange gains or losses, equity in net income or loss of investees and non-cash compensation charges. A reconciliation of after-tax operating income to net income or loss is included in the accompanying supplemental financial information.

The following table summarizes, on an after-tax basis, the Company's financial performance for the three and nine month periods ended September 30, 2002. Comparisons of 2002 and 2001 results of operations are not meaningful due to the changes in the Company's business resulting from the Company's new underwriting initiatives and the related capital infusions and, accordingly, 2001 amounts and per share data are not reflected in the tables below. Refer to the consolidated statements of income for 2001 results.

                                                                  (UNAUDITED)           (UNAUDITED)
                                                                 THREE MONTHS           NINE MONTHS
                                                                     ENDED                 ENDED
SUMMARY OF RESULTS                                               SEPTEMBER 30,         SEPTEMBER 30,
(in thousands)                                                       2002                  2002
                                                               -----------------     ----------------
Net premiums written.......................................    $         318,684     $        822,420
Net premiums earned........................................              183,979              364,965
Total revenues.............................................              200,808              416,108

Components of Net Income (Loss):
  Operating income.........................................               22,452               46,334
  Net realized investment gains (losses)...................                 (732)              (1,505)
  Net foreign exchange gains (losses)......................                 (726)               2,518
  Equity in net income of investees........................                  200                1,384
  Reversal of deferred tax asset valuation allowance.......                   --                7,421
                                                               -----------------     ----------------
  Net income before non-cash compensation..................               21,194               56,152
  Non-cash compensation....................................              (28,915)             (40,681)
                                                               -----------------     ----------------
  Net income (loss)........................................    $          (7,721)    $         15,471
                                                               =================     ================

                                                                      (UNAUDITED)                    (UNAUDITED)
                                                                     THREE MONTHS                    NINE MONTHS
                                                                         ENDED                          ENDED
SUMMARY OF RESULTS                                                   SEPTEMBER 30,                  SEPTEMBER 30,
(CONTINUED)                                                              2002                           2002
                                                         ---------------------------------------  ------------------
                                                              ACTUAL(1)          PRO FORMA(1)           ACTUAL
                                                         ------------------   ------------------  ------------------
Diluted Per Share Results:
  Operating income....................................   $             1.04   $             0.37  $             0.82
  Net realized investment gains (losses)..............                (0.03)               (0.01)              (0.03)
  Net foreign exchange gains (losses).................                (0.03)               (0.01)               0.04
  Equity in net income of investees...................                 0.01                 0.00                0.02
  Reversal of deferred tax asset valuation allowance..                   --                   --                0.13
                                                         ------------------   ------------------  ------------------
  Net income before non-cash compensation.............                 0.99                 0.35                0.98
  Non-cash compensation...............................                (1.35)               (0.48)              (0.71)
                                                         ------------------   ------------------  ------------------
  Net income (loss)...................................   $            (0.36)  $            (0.13) $             0.27
                                                         ==================   ==================  ==================

Diluted average shares outstanding....................           21,497,224           60,802,020          57,200,973

(1) As a result of the acceleration of certain non-cash compensation expense, as described below, the Company sustained a net loss for the 2002 third quarter. Accordingly, based on generally accepted accounting principles ("GAAP"), actual diluted net loss per share and actual diluted average shares outstanding do not include dilutive securities since the inclusion of such securities is anti-dilutive to per share results. The 2002 third quarter pro forma results shown above include such dilutive securities. Since the Company reported net income for the nine months ended September 30, 2002, the computation of diluted average shares outstanding includes dilutive securities for such year-to-date period.

In the 2002 third quarter, net foreign exchange losses of $0.7 million consisted of an unrealized loss of $2.3 million and a realized gain of $1.6 million. Net foreign exchange gains for the nine months ended September 30, 2002 of $2.5 million consisted of an unrealized gain of $0.9 million and a realized gain of $1.6 million. The net unrealized gain resulted from the translation of foreign denominated monetary assets and liabilities at September 30, 2002 as required under GAAP.

As set forth in the above tables, net income for the nine months ended September 30, 2002 of $15.5 million included a benefit of $7.4 million resulting from a reversal of a valuation allowance on certain of the Company's deferred tax assets. Such reversal was based on the Company's restructuring of its U.S.-based insurance underwriting operations and its business plan.

The net loss of $7.7 million for the 2002 third quarter included $28.9 million of after-tax non-cash compensation expense which reflected the accelerated recognition of certain non-cash compensation expense, as described below. Such recognition had no impact on the Company's operating income or shareholders' equity and will also have the effect of reducing non-cash compensation expense in future periods. Net income before non-cash compensation expense was $21.2 million for the 2002 third quarter and $56.2 million for the nine months ended September 30, 2002.

The following table details components of the combined ratio for the reinsurance, insurance and total underwriting operations of the Company on both a GAAP and statutory basis for the three and nine month periods ended September 30, 2002. The difference between the GAAP and statutory ratios shown below results from the fact that the statutory expense ratios are based on net premiums written, while the GAAP expense ratios are based on net premiums earned. In calculating expenses incurred under GAAP, the Company is deferring a portion of its underwriting expenses.

                                                                                 (UNAUDITED)
                                                                             THREE MONTHS ENDED
OPERATING INFORMATION BY SEGMENT                                             SEPTEMBER 30, 2002
                                                          ----------------------------------------------------------
(IN THOUSANDS)                                               REINSURANCE           INSURANCE             TOTAL
                                                          -----------------    -----------------    ----------------
Net premiums written..................................         $ 204,530           $ 114,154           $ 318,684
Net premiums earned...................................           143,497              40,482             183,979
GAAP underwriting income (loss).......................            12,961                (570)             12,391

COMBINED RATIO:
  Statutory Basis.....................................              97.1%               95.3%               95.0%
  GAAP Basis..........................................              91.0%              101.4%               93.3%

                                                                                 (UNAUDITED)
                                                                              NINE MONTHS ENDED
                                                                             SEPTEMBER 30, 2002
                                                          ----------------------------------------------------------
                                                             REINSURANCE           INSURANCE             TOTAL
                                                          -----------------    -----------------    ----------------
Net premiums written..................................         $ 646,010           $ 176,410           $ 822,420
Net premiums earned...................................           295,360              69,605             364,965
GAAP underwriting income (loss).......................            27,199              (4,019)             23,180

COMBINED RATIO:
  Statutory Basis.....................................              90.4%               98.2%               91.9%
  GAAP Basis..........................................              90.8%              105.8%               93.6%

Gross premiums written for the 2002 third quarter were $406.9 million, of which 52.9% were attributable to the Company's reinsurance operations and 47.1% were attributable to the insurance operations. For the nine months ended September 30, 2002, gross premiums written were $965.3 million, of which 68.4% were attributable to the Company's reinsurance operations and 31.6% were attributable to the insurance operations.

For the 2002 third quarter, 64.2% of net premiums written for the Company's reinsurance operations were generated from pro rata contracts and 35.8% were derived from excess of loss treaties. For the nine months ended September 30, 2002, 50.2% of net premiums written were generated from pro rata contracts and 49.8% were derived from excess of loss treaties. Of net premiums earned recorded for the 2002 third quarter, 46.5% were generated from pro rata contracts and 53.5% were derived from excess of loss treaties. For the nine months ended September 30, 2002, 40.9% of net premiums earned were generated from pro rata contracts and 59.1% were derived from excess of loss treaties. Typically, pro rata business is written at a higher expense ratio and lower loss ratio than excess of loss business.

The combined ratio of the Company's operating units, on a GAAP basis, was 93.3% for the 2002 third quarter and 93.6% for the nine months ended September 30, 2002. The Company's loss ratio was 65.3% for the 2002 third quarter and 68.8% for the nine months ended September 30, 2002. In establishing its reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies, historical industry experience and current industry conditions. In its reserving process, the Company recognized that there is a possibility that the assumptions made could prove to be inaccurate due to several factors primarily related to the Company's start-up nature, including the fact that very limited historical information has been reported to the Company as of September 30, 2002.

The total expense ratio of the Company's operating units, on a GAAP basis, which includes acquisition expenses and other operating expenses, was 28.0% and 24.8% for the three and nine month periods ended September 30, 2002, respectively. For the 2002 third quarter and nine months ended September 30, 2002, the acquisition expense ratio, net of certain policy-related fee income, was 19.8% and 15.7%, respectively. For the 2002 third quarter and nine months ended September 30, 2002, the other operating expense ratio was 8.2% and 9.1%, respectively.

Net investment income for the 2002 third quarter was $14.9 million, compared to $11.6 million in the 2002 second quarter. The growth in net investment income was primarily due to a significant increase in the Company's invested assets resulting from cash flow provided by operating activities, as well as an increase in the percentage of invested assets held in fixed maturity securities during the 2002 third quarter. Consolidated cash flow provided by operating activities for the 2002 third quarter and nine months ended September 30, 2002 was $228.5 million and $342.2 million, respectively. The Company's investment portfolio primarily consists of high quality fixed income securities, which had an average Standard & Poor's quality rating of "AA-" and an average duration of
3.1 years at September 30, 2002.

At September 30, 2002 and December 31, 2001, the Company's consolidated shareholders' equity was $1.37 billion and $1.02 billion, respectively. Diluted per share book value at September 30, 2002 increased to $21.37 from $19.59 at December 31, 2001. The increase was primarily attributable to the effects of (i) operating income for the nine months ended September 30, 2002, (ii) an increase in unrealized appreciation of investments, (iii) the issuance of 7,475,000 common shares in the stock offering completed by the Company in April 2002, and
(iv) the issuance of 3,748,946 common shares upon the exercise of 3,842,450 Class A warrants in September 2002. These increases were partially offset by the effects of the issuance on June 28, 2002 of 875,753 additional Series A convertible preference shares pursuant to a post-closing purchase price adjustment mechanism under the subscription agreement entered into in connection with the November 2001 capital infusion. The diluted per share book value reflects the Company's outstanding convertible preference shares, but does not take into account certain potential adjustments. If such potential adjustments were triggered, the diluted pro forma book value at September 30, 2002 would have been reduced by $0.92 per share. The calculation of the Company's book value per share amounts and the potential adjustments to book value per share are included in (and described in) the accompanying supplemental financial information.

In the 2002 third quarter, the Company's Board of Directors accelerated the vesting terms of certain restricted common shares granted to Robert Clements, Chairman of the Board, in connection with the November 2001 capital infusion, and, at his request, Mr. Clements has agreed to repay the outstanding $13.5 million loan previously made to him by the Company on or before November 12, 2002. Mr. Clements was granted 1,689,629 restricted common shares which were initially scheduled to vest in five equal annual amounts commencing on October 23, 2002. The vesting period and the amounts have been changed as follows: 60% of the shares vested on October 23, 2002 and the balance of the shares will vest in two equal annual amounts on October 23, 2003 and October 23, 2004.

After-tax non-cash compensation expense of approximately $28.9 million recorded in the 2002 third quarter included approximately $26.8 million related to Mr. Clements' award. Such amount includes $12.0 million related to the immediate expensing of a portion of the award's value, $9.8 million arising from the acceleration of the vesting terms and $5.0 million of amortization of the unearned portion of the award. Approximately $12.1 million of non-cash compensation related to the award will be recorded over the balance of the vesting period, as follows: $4.1 million in the 2002 fourth quarter, $5.9 million in calendar year 2003 and $2.1 million in calendar year 2004.

As previously announced, the $13.5 million loan made by the Company to Mr. Clements was used by him to pay income and self employment taxes and Mr. Clements receives additional compensation in cash in an amount sufficient to defray the loan's interest costs. In order to facilitate the repayment of the loan, the Company has agreed to repurchase, at Mr. Clements' option, an amount of his shares equal to the principal balance of the loan less any cash payment made by Mr. Clements on or before November 12, 2002. Any share repurchases by the Company will be based on the market price for the common shares as reported on the NASDAQ National Market. Mr. Clements will use all of the proceeds from any share repurchase by the Company to repay the loan. To the extent that Mr. Clements uses proceeds from repurchased shares to repay the loan, the Company's book value per share will be reduced. Assuming that the entire $13.5 million principal amount of the loan is repaid using proceeds from repurchased shares, based on yesterday's closing price for the Company's shares, the Company's book value per diluted share will be reduced by approximately $0.05. The extinguishment of the loan will result in approximately $2.1 million in total expense savings to the Company through April 2007 related to compensation Mr. Clements would have received to defray the loan's interest costs.

The Company will hold a conference call for investors and analysts at 9:00 a.m. EST on November 7, 2002. A live webcast of this call will be available at http://www.vcall.com/eventpage.asp?ID=82557 and will be archived on VCall's website from 12:00 p.m. EST on November 7, 2002 through midnight EST on December 7, 2002. A telephone replay of the conference call also will be available beginning on November 7, 2002 at 12:00 p.m. Eastern Time until November 10, 2002 at midnight EST. To access the replay, domestic callers should dial 877-660-6853 (account 1628, conference ID 46542), and international callers should dial 201-612-7415 (account 1628, conference ID 46542).

Arch Capital Group Ltd., a Bermuda-based company with over $1.3 billion in equity capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology.

Forward-looking statements involve the Company's current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and include:

     - the Company's ability to successfully implement its business strategy, including implementing procedures and internal controls to support the value of the Company's business and its regulatory and reporting requirements;

     - acceptance of the Company's products and services and security by brokers and insureds;

     - acceptance of the Company's business strategy, security and financial condition by rating agencies and regulators;

     - general economic and market conditions (including as to inflation and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

     - competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

     - the Company's ability to successfully integrate new management and operating personnel and to establish and maintain operating procedures to effectively support the Company's new underwriting initiatives and to develop accurate actuarial data and develop and implement actuarial models and procedures;

     -    the loss of key personnel;

     - the integration of businesses the Company has acquired or may acquire into its existing operations;

     - greater than expected loss ratios on business written by the Company's insurance and reinsurance subsidiaries and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

     -    severity and/or frequency of losses;

     - claims for natural or man-made catastrophic events in the Company's insurance or reinsurance business could cause large losses and substantial volatility in the Company's results of operations;

     - acts of terrorism, other hostilities or other unforecasted and unpredictable events;

     - losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale;

     - availability to the Company of reinsurance to manage its gross and net exposures;

     - the failure of reinsurers, managing general agents or others to meet their obligations to the Company;

     - the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

     -    changes in the financial environment, including interest rates;

     - changes in accounting principles or the application of such principles by accounting firms or regulators;

     - statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters (such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers) and government provision or back-stopping of insurance (including for acts of terrorism); and

     -    rating agency policies and practices.

In addition, other general factors could affect the Company's results, including: (a) developments in the world's financial and capital markets and the Company's access to such markets; (b) changes in regulation or tax laws applicable to the Company, its subsidiaries, brokers or customers; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                    ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   (UNAUDITED)                          (UNAUDITED)
                                                               THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                                  SEPTEMBER 30,                        SEPTEMBER 30,
                                                            2002                2001               2002             2001
                                                      -----------------      ---------------   ---------------  ----------------
REVENUES
Net premiums written................................  $         318,684      $        14,448   $       822,420  $         24,005
Increase in unearned premiums.......................           (134,705)              (2,649)         (457,455)           (5,008)
                                                      -----------------      ---------------   ---------------  ----------------
Net premiums earned.................................            183,979               11,799           364,965            18,997
Net investment income...............................             14,869                2,509            35,647             8,747
Net realized investment gains (losses)..............               (836)                (190)              175            18,419
Equity in net income of investees...................                185                  966             1,761             1,887
Fee income..........................................              3,337                3,524            11,042             8,950
Net commission income...............................                 --                   --                --             1,344
Net foreign exchange gains (losses).................               (726)                  --             2,518                --
                                                      -----------------      ---------------   ---------------  ----------------
TOTAL REVENUES......................................            200,808               18,608           416,108            58,344

EXPENSES
Losses and loss adjustment expenses.................            120,120                9,196           250,964            16,267
Acquisition expenses................................             39,027                  337            64,092                --
Other operating expenses............................             19,462                7,399            47,640            15,839
Non-cash compensation...............................             29,528                  275            42,292               909
                                                      -----------------      ---------------   ---------------  ----------------
TOTAL EXPENSES......................................            208,137               17,207           404,988            33,015

INCOME (LOSS)  BEFORE INCOME TAXES..................             (7,329)               1,401            11,120            25,329

Income tax (benefit) expense........................                392                  509            (4,351)            8,044
                                                      -----------------      ---------------   ---------------  ----------------

NET INCOME (LOSS)...................................  $          (7,721)     $           892   $        15,471  $         17,285
                                                      =================      ===============   ===============  ================

NET INCOME (LOSS) PER SHARE DATA
Basic...............................................  $           (0.36)     $          0.07   $          0.84  $           1.35
Diluted.............................................  $           (0.36)(1)  $          0.07   $          0.27  $           1.35

AVERAGE SHARES OUTSTANDING
Basic...............................................         21,497,224           12,864,790        18,310,714        12,828,180
Diluted.............................................         21,497,224(1)        12,897,846        57,200,973        12,842,765

(1) Due to the net loss for the three months ended September 30, 2002, diluted average shares outstanding for the three months ended September 30, 2002 do not include dilutive securities since the inclusion of such securities would be anti-dilutive.

                    ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                           (UNAUDITED)
                                                                                          SEPTEMBER 30,            DECEMBER 31,
                                                                                               2002                   2001
                                                                                       -------------------     -------------------
ASSETS
Investments:
Fixed maturities available for sale, at fair value (amortized cost:  2002,
$1,259,926; 2001, $467,154)..........................................................  $         1,304,530     $           468,269
Short-term investments available for sale, at fair value (amortized cost:  2002,
$229,708; 2001, $477,058)............................................................              229,708                 476,820
Publicly traded equity securities available for sale, at fair value (cost:  2002,--;
2001, $960)..........................................................................                   --                     235
Securities held in escrow, at fair value (amortized cost:  2002,--; 2001, $22,156)...                   --                  22,156
Privately held securities (cost:  2002, $31,302; 2001, $41,587)......................               31,473                  41,608
                                                                                       -------------------     -------------------
Total investments....................................................................            1,565,711               1,009,088
                                                                                       -------------------     -------------------

Cash.................................................................................               57,764                   9,970
Accrued investment income............................................................               16,811                   7,572
Premiums receivable..................................................................              290,351                  59,463
Funds held by reinsureds.............................................................               50,096                      --
Unpaid losses and loss adjustment expenses recoverable ..............................              156,360                  90,442
Paid losses and loss adjustment expenses recoverable.................................               15,552                  14,418
Prepaid reinsurance premiums.........................................................               97,436                  58,961
Goodwill.............................................................................               28,558                  26,336
Deferred income tax asset............................................................               15,118                  13,716
Deferred acquisition costs...........................................................              104,907                   5,412
Loan to Chairman.....................................................................               13,530                      --
Other assets.........................................................................               34,275                  18,323
                                                                                       -------------------     -------------------
TOTAL ASSETS.........................................................................  $         2,446,469     $         1,313,701
                                                                                       ===================     ===================

LIABILITIES
Reserve for losses and loss adjustment expenses......................................  $           372,086     $           113,507
Unearned premiums....................................................................              584,470                  88,539
Reinsurance balances payable.........................................................               63,257                  47,029
Reserve for loss of escrowed assets..................................................                   --                  18,833
Other liabilities....................................................................               55,748                  25,424
                                                                                       -------------------     -------------------
TOTAL LIABILITIES....................................................................            1,075,561                 293,332
                                                                                       -------------------     -------------------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred shares ($0.01 par value, 50,000,000 shares authorized, issued: 2002,
36,563,488, 2001, 35,687,735)........................................................                  366                     357
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2002,
27,586,184, 2001, 13,513,538)........................................................                  276                     135
Additional paid-in capital...........................................................            1,358,657               1,039,887
Deferred compensation under share award plan.........................................              (31,484)                 (8,230)
Retained earnings (deficit)..........................................................                3,861                 (11,610)
Accumulated other comprehensive income consisting of unrealized appreciation
(decline) in value of investments, net of income tax.................................               39,232                    (170)
                                                                                       -------------------     -------------------
TOTAL SHAREHOLDERS' EQUITY...........................................................            1,370,908               1,020,369
                                                                                       -------------------     -------------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY.............................................  $         2,446,469     $         1,313,701
                                                                                       ===================     ===================

                    ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                       (UNAUDITED)
                                                                                                    NINE MONTHS ENDED
                                                                                                       SEPTEMBER 30,
                                                                                               2002                    2001
                                                                                         -----------------         ---------------
PREFERENCE SHARES
Balance at beginning of year.........................................................    $             357                      --
Preference shares issued.............................................................                    9                      --
                                                                                         -----------------         ---------------
Balance at end of period.............................................................                  366                      --
                                                                                         -----------------         ---------------

COMMON SHARES
Balance at beginning of year.........................................................                  135         $           127
Common shares issued.................................................................                  141                       2
                                                                                         -----------------         ---------------
Balance at end of period.............................................................                  276                     129
                                                                                         -----------------         ---------------

ADDITIONAL PAID-IN CAPITAL
Balance at beginning of year.........................................................            1,039,887                 288,016
Common shares issued.................................................................              318,770                   2,448
                                                                                         -----------------         ---------------
Balance at end of period.............................................................            1,358,657                 290,464
                                                                                         -----------------         ---------------

DEFERRED COMPENSATION UNDER SHARE AWARD PLAN
Balance at beginning of year.........................................................               (8,230)                   (341)
Restricted common shares issued......................................................              (65,306)                 (1,772)
Deferred compensation expense recognized.............................................               42,052                     909
                                                                                         -----------------         ---------------
Balance at end of period.............................................................              (31,484)                 (1,204)
                                                                                         -----------------         ---------------

RETAINED EARNINGS (DEFICIT)
Balance at beginning of year, as previously reported.................................              (11,610)                (30,916)
Adjustment to retroactively adopt the equity method of accounting for the original
  investment in ART Services.........................................................                   --                  (2,710)
                                                                                         -----------------         ---------------
Balance at beginning of year, as adjusted............................................              (11,610)                (33,626)
Net income...........................................................................               15,471                  17,285
                                                                                         -----------------         ---------------
Balance at end of period.............................................................                3,861                 (16,341)
                                                                                         -----------------         ---------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
UNREALIZED APPRECIATION (DECLINE) IN VALUE OF INVESTMENTS, NET OF INCOME TAX
Balance at beginning of year.........................................................                 (170)                 18,432
Adjustment to retroactively adopt the equity method of accounting for the original
  investment in ART Services.........................................................                   --                    (309)
                                                                                         -----------------         ---------------
Balance at beginning of year, as adjusted............................................                 (170)                 18,123
Change in unrealized appreciation (decline) in value of investments..................               39,402                 (14,813)
                                                                                         -----------------         ---------------
Balance at end of period.............................................................               39,232                   3,310
                                                                                         -----------------         ---------------

TOTAL SHAREHOLDERS' EQUITY...........................................................    $       1,370,908         $       276,358
                                                                                         =================         ===============

                    ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                                                      (UNAUDITED)
                                                                                                   NINE MONTHS ENDED
                                                                                                     SEPTEMBER 30,
                                                                                               2002                     2001
                                                                                         -----------------        ----------------
COMPREHENSIVE INCOME
Net income...........................................................................    $          15,471        $         17,285
Other comprehensive income, net of tax
  Unrealized appreciation (decline) in value of investments:
    Unrealized holding gains (losses) arising during period..........................               37,897                  (3,275)
    Reclassification of net realized losses (gains) included in net income...........                1,505                 (11,538)
                                                                                         -----------------        ----------------
  Other comprehensive income (loss)..................................................               39,402                 (14,813)
                                                                                         -----------------        ----------------
COMPREHENSIVE INCOME.................................................................    $          54,873        $          2,472
                                                                                         =================        ================

                    ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                       (UNAUDITED)
                                                                                                    NINE MONTHS ENDED,
                                                                                                      SEPTEMBER 30,
                                                                                               2002                    2001
                                                                                           ------------            ------------
OPERATING ACTIVITIES
Net income...........................................................................      $     15,471            $     17,285
  Adjustments to reconcile net income to net cash provided by operating activities:
     Net realized investment gains...................................................              (175)                (18,419)
     Non-cash compensation...........................................................            42,292                     909
     Net unrealized foreign exchange gains...........................................              (911)                     --
     Changes in:
      Reserve for losses and loss adjustment expenses, net of unpaid losses and loss
      adjustment expenses recoverable................................................           202,097                   6,905
      Unearned premiums, net of prepaid reinsurance premiums.........................           457,164                   9,202
      Premiums receivable............................................................          (230,089)                (14,027)
      Funds held by reinsureds.......................................................           (50,068)                     --
      Accrued investment income......................................................            (9,024)                    162
      Reinsurance recoverables.......................................................           (17,354)                 (9,875)
      Reinsurance balances payable...................................................            15,620                   3,569
      Deferred acquisition costs.....................................................           (99,495)                   (984)
      Deferred income tax asset......................................................            (1,267)                  7,337
      Other liabilities..............................................................            36,292                  (3,160)
      Loan to Chairman...............................................................           (13,530)                     --
      Other items, net...............................................................            (4,789)                  4,800
                                                                                           ------------            ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES............................................           342,234                   3,704
                                                                                           ------------            ------------

INVESTING ACTIVITIES
Purchases of fixed maturity investments..............................................        (1,205,127)                (90,334)
Release of escrowed assets...........................................................           (18,833)                     --
Sales of fixed maturity investments..................................................           391,686                  85,084
Purchases of equity securities.......................................................                --                     (19)
Sales of equity securities...........................................................            13,726                  43,523
Net sales (purchases) of short-term investments......................................           278,246                  (3,039)
Acquisition of Arch Specialty Insurance Company, net of cash and investments.........            (2,513)                     --
Acquisition of ART Services, net of cash.............................................                --                 (34,211)
Acquisition of American Independent Insurance Holding Company, net of cash...........                --                    (225)
Purchases of furniture, equipment and other..........................................            (5,222)                   (912)
                                                                                           ------------            ------------
NET CASH USED FOR INVESTING ACTIVITIES...............................................          (548,037)                   (133)
                                                                                           ------------            ------------

FINANCING ACTIVITIES
Common stock issued..................................................................           253,459                      90
Purchase of treasury shares..........................................................                --                     (48)
Debt retirement and other............................................................               138                    (423)
                                                                                           ------------            ------------
NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES.................................           253,597                    (381)
                                                                                           ------------            ------------

Increase in cash.....................................................................            47,794                   3,190
Cash beginning of year...............................................................             9,970                  11,481
                                                                                           ------------            ------------
CASH END OF PERIOD...................................................................      $     57,764            $     14,671
                                                                                           ============            ============

                    ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     (UNAUDITED)                           (UNAUDITED)
                                                                 THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                                    SEPTEMBER 30,                         SEPTEMBER 30,
                                                               2002                2001               2002              2001
                                                         -----------------   ----------------    --------------    --------------
INVESTMENT PORTFOLIO STATISTICS
  Investment income yield (at amortized cost):
  Pre-tax..............................................            4.2%               3.5%              4.2%              4.3%
  After-tax............................................            4.1%               3.3%              3.7%              4.0%

                                                           (UNAUDITED)
                                                           SEPTEMBER 30,       DECEMBER 31,
                                                               2002               2001
                                                         -----------------   ----------------
  Average duration (in years)..........................             3.1                1.9
  Average credit quality (Standard & Poors)............             AA-                AA-


SEGMENT INFORMATION

The Company classifies its businesses into two underwriting segments - reinsurance and insurance - and a corporate segment (non-underwriting). Segment performance is evaluated based on underwriting income or loss. Other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the consolidated financial statements.

The reinsurance segment consists of the Company's reinsurance underwriting subsidiaries, Arch Reinsurance Ltd., based in Bermuda, and Arch Reinsurance Company, based in the United States. The reinsurance segment's strategy is to write significant portions of business on a select number of specialty property and casualty treaties. Classes of business focused on by the Company's reinsurance subsidiaries include property catastrophe reinsurance; other property business (losses on a single risk, both excess of loss and pro rata); casualty; other specialty business (which includes non-standard auto, surety and workers' compensation); marine, aviation and space; casualty clash; and non-traditional business.

The insurance segment includes the Company's primary underwriting subsidiaries, Arch Insurance Company (formerly known as First American Insurance Company), Arch Specialty Insurance Company (formerly known as Rock River Insurance Company), Arch Excess & Surplus Insurance Company (formerly known as Cross River Insurance Company) and American Independent Insurance Company. The insurance segment is comprised of six profit centers including property, casualty, executive assurance, healthcare, professional liability insurance, program business, and other (currently identified as the non-standard auto business of American Independent Insurance Company and the lenders business of Arch Insurance Company).

The corporate segment (non-underwriting) includes net investment income and net realized gains or losses and other expenses incurred by the Company. The corporate segment also includes the results of Hales & Company Inc., the Company's merchant banking subsidiary. Due to the significant changes in the Company's operations due to the new underwriting initiative, comparisons between 2002 and 2001 results are not meaningful. Accordingly, segment information provided relates solely to 2002 periods. The following tables set forth an analysis of the Company's underwriting income or loss by segment, together with a reconciliation of underwriting income or loss to net income for the three and nine month periods ended September 30, 2002.

                                                                                          (UNAUDITED)
                                                                                      THREE MONTHS ENDED
                                                                                      SEPTEMBER 30, 2002
                                                                     ---------------------------------------------------
OPERATING INFORMATION BY SEGMENT (IN THOUSANDS)                      REINSURANCE          INSURANCE             TOTAL
                                                                     -----------          ---------           ----------
Net premiums written(1)......................................        $   204,530          $ 114,154           $  318,684
Net premiums earned..........................................            143,497             40,482              183,979
Fee income...................................................                 --              2,570                2,570
Losses and loss adjustment expenses..........................            (90,216)           (29,904)            (120,120)
Acquisition expenses.........................................            (36,212)            (2,815)             (39,027)
Operating expenses...........................................             (4,108)           (10,903)             (15,011)
                                                                     -----------          ---------           ----------
GAAP underwriting income (loss)..............................        $    12,961          $    (570)          $   12,391
                                                                     ===========          =========
Net investment income........................................                                                     14,869
Other fee income.............................................                                                        767
Other expenses...............................................                                                     (4,451)
                                                                                                              ----------
Pre-tax operating income.....................................                                                     23,576
Income tax expense...........................................                                                     (1,124)
                                                                                                              ----------
Operating income, net of tax.................................                                                     22,452
Net realized losses on investments, net of $104 tax benefit..                                                       (732)
Net foreign exchange losses, net of $0 tax...................                                                       (726)
Equity in net income of investees, net of $15 tax benefit....                                                        200
Non-cash compensation, net of $613 tax benefit...............                                                    (28,915)
                                                                                                              ----------
NET LOSS.....................................................                                                 $   (7,721)
                                                                                                              ==========

PRO FORMA DILUTED PER SHARE RESULTS(2)
Operating income, net of tax.................................                                                 $     0.37
Net realized losses on investments, net of tax...............                                                      (0.01)
Net foreign exchange losses, net of tax......................                                                      (0.01)
Equity in net income of investees, net of tax................                                                       0.00
Non-cash compensation, net of tax............................                                                      (0.48)
                                                                                                              ----------
NET LOSS PER SHARE...........................................                                                 $    (0.13)
                                                                                                              ==========

STATUTORY BASIS(3)
Loss ratio...................................................               62.9%              73.9%                65.3%
Acquisition expense ratio(4).................................               30.2%               5.7%                21.4%
Other operating expense ratio................................                4.0%              15.7%                 8.3%
                                                                     -----------          ---------           ----------
Combined ratio...............................................               97.1%              95.3%                95.0%
                                                                     -----------          ---------           ----------

GAAP BASIS(3)
Loss ratio...................................................               62.9%              73.9%                65.3%
Acquisition expense ratio (4)................................               25.2%               0.6%                19.8%
Other operating expense ratio................................                2.9%              26.9%                 8.2%
                                                                     -----------          ---------           ----------
Combined ratio...............................................               91.0%             101.4%                93.3%
                                                                     -----------          ---------           ----------

(1) Reflects $16.9 million of net premiums written assumed by the reinsurance segment from the insurance segment.
(2) Based on 60,802,020 pro forma diluted average shares outstanding. Due to the net loss for the period, actual diluted average shares outstanding exclude dilutive securities due to their anti-dilutive impact on per share results.
(3) The loss ratios for statutory and GAAP are based on earned premiums. The statutory expense ratios are based on net premiums written, while the GAAP expense ratios are based on net premiums earned.
(4) The acquisition expense ratio is adjusted to include certain policy-related fee income.

                                                                                         (UNAUDITED)
                                                                                      NINE MONTHS ENDED
                                                                                     SEPTEMBER 30, 2002
                                                                     ---------------------------------------------------
OPERATING INFORMATION BY SEGMENT (IN THOUSANDS)                      REINSURANCE           INSURANCE            TOTAL
                                                                     -----------          -----------         ----------
Net premiums written(1).......................................       $   646,010          $   176,410         $  822,420
Net premiums earned...........................................           295,360               69,605            364,965
Fee income....................................................                --                6,505              6,505
Losses and loss adjustment expenses...........................          (198,221)             (52,743)          (250,964)
Acquisition expenses..........................................           (59,699)              (4,393)           (64,092)
Operating expenses............................................           (10,241)             (22,993)           (33,234)
                                                                     -----------          -----------         ----------
GAAP underwriting income (loss)...............................       $    27,199          $    (4,019)        $   23,180
                                                                     ===========          ===========
Net investment income.........................................                                                    35,647
Other fee income..............................................                                                     4,537
Other expenses................................................                                                   (14,406)
                                                                                                              ----------
Pre-tax operating income......................................                                                    48,958
Income tax expense............................................                                                    (2,624)
                                                                                                              ----------
Operating income, net of tax..................................                                                    46,334

Net realized losses on investments, net of $1,680 tax expense.                                                    (1,505)
Net foreign exchange gains, net of $0 tax.....................                                                     2,518
Equity in net income of investees, net of $377 tax expense....                                                     1,384
Reversal of deferred tax asset valuation allowance............                                                     7,421
Non-cash compensation, net of $1,611 tax benefit..............                                                   (40,681)
                                                                                                              ----------
NET INCOME....................................................                                                $   15,471
                                                                                                              ==========

DILUTED PER SHARE RESULTS
Operating income, net of tax..................................                                                $     0.82
Net realized losses on investments, net of tax................                                                     (0.03)
Net foreign exchange gains, net of tax........................                                                      0.04
Equity in net income of investees, net of tax.................                                                      0.02
Reversal of deferred tax asset valuation allowance............                                                      0.13
Non-cash compensation, net of tax.............................                                                     (0.71)
                                                                                                              ----------
NET INCOME PER SHARE..........................................                                                $     0.27
                                                                                                              ==========

STATUTORY BASIS(2)
Loss ratio....................................................              67.1%                75.8%              68.8%
Acquisition expense ratio(3)..................................              20.1%                 2.6%              16.4%
Other operating expense ratio.................................               3.2%                19.8%               6.7%
                                                                     -----------          -----------         ----------
Combined ratio................................................              90.4%                98.2%              91.9%
                                                                     -----------          -----------         ----------

GAAP BASIS(2)
Loss ratio....................................................              67.1%                75.8%              68.8%
Acquisition expense ratio(3)..................................              20.2%                (3.0%)             15.7%
Other operating expense ratio.................................               3.5%                33.0%               9.1%
                                                                     -----------          -----------         ----------
Combined ratio................................................              90.8%               105.8%              93.6%
                                                                     -----------          -----------         ----------

(1) Reflects $53.9 million of net premiums written assumed by the reinsurance segment from the insurance segment.
(2) The loss ratios for statutory and GAAP are based on earned premiums. The statutory expense ratios are based on net premiums written, while the GAAP expense ratios are based on net premiums earned.
(3) The acquisition expense ratio is adjusted to include certain policy-related fee income.

Set forth below is summary information regarding net premiums written by client location and by line of business for the reinsurance and insurance segments for the three and nine month periods ended September 30, 2002:

                                                            (UNAUDITED)                            (UNAUDITED)
                                                         THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                         SEPTEMBER 30, 2002                    SEPTEMBER 30, 2002
                                                    ----------------------------           ---------------------------
                                                     PREMIUMS                               PREMIUMS
(in thousands)                                       WRITTEN          % OF TOTAL             WRITTEN        % OF TOTAL
                                                    ----------       -----------           ----------       ----------
REINSURANCE SEGMENT
Net Premiums Written by
Client Location(1):
  United States.............................        $  129,588              63.4%          $  338,438             52.4%
  United Kingdom............................            19,390               9.5%             126,462             19.6%
  Bermuda...................................            16,782               8.2%              35,554              5.5%
  Germany...................................             3,585               1.7%              30,309              4.7%
  Canada....................................             3,701               1.8%              21,610              3.3%
  France....................................             1,233               0.6%              21,352              3.3%
  Japan.....................................              (517)             (0.3%)             11,539              1.8%
  Switzerland...............................             9,550               4.7%              10,449              1.6%
  Other.....................................            21,218              10.4%              50,297              7.8%
                                                    ----------       -----------           ----------       ----------
  Total.....................................        $  204,530             100.0%          $  646,010            100.0%
                                                    ==========       ===========           ==========       ==========
  Property catastrophe......................        $   23,105              11.3%          $  102,135             15.8%
  Other property business...................            42,193              20.6%             126,068             19.5%
  Casualty..................................            76,896              37.6%             133,764             20.7%
  Other specialty business..................            38,341              18.7%             139,790             21.6%
  Marine, aviation and space................             9,724               4.8%              38,322              5.9%
  Casualty clash............................             3,661               1.8%              16,590              2.6%
  Non-traditional business..................            10,610               5.2%              89,341             13.9%
                                                    ----------       -----------           ----------       ----------
  Total.....................................        $  204,530             100.0%          $  646,010            100.0%
                                                    ==========       ===========           ==========       ==========
INSURANCE SEGMENT
Net Premiums Written by
Client Location(1):
  United States.............................        $  113,650              99.6%          $  174,800             99.1%
  United Kingdom............................               244               0.2%               1,124              0.6%
  Bermuda...................................               260               0.2%                 260              0.2%
  Canada....................................                --                --                  226              0.1%
                                                    ----------       -----------           ----------       ----------
  Total.....................................        $  114,154             100.0%          $  176,410            100.0%
                                                    ==========       ===========           ==========       ==========

  Executive assurance.......................        $   15,388              13.5%          $   28,171             16.0%
  Casualty..................................            33,318              29.2%              43,897             24.9%
  Program business..........................            25,466              22.3%              34,162             19.4%
  Property..................................            18,553              16.3%              23,683             13.4%
  Professional liability....................             5,492               4.8%               7,630              4.3%
  Healthcare................................             3,453               3.0%               3,453              1.9%
  Other.....................................            12,484              10.9%              35,414             20.1%
                                                    ----------       -----------           ----------       ----------
  Total.....................................        $  114,154             100.0%          $  176,410            100.0%
                                                    ==========       ===========           ==========       ==========

(1) Reflects $16.9 million and $53.9 million of net premiums written, respectively, for the three month and nine month periods ended September 30, 2002 assumed by the reinsurance segment from the insurance segment.

CALCULATION OF BOOK VALUE PER SHARE

The following actual book value per share calculations are based on shareholders' equity of $1,370,908 at September 30, 2002 (unaudited) and $1,020,369 at December 31, 2001 (audited).

                                                                 (UNAUDITED)
                                                              SEPTEMBER 30, 2002                      DECEMBER 31, 2001
                                                       ---------------------------------    -----------------------------------
                                                           COMMON                               COMMON
                                                         SHARES AND                           SHARES AND
                                                         POTENTIAL          CUMULATIVE        POTENTIAL           CUMULATIVE
                                                           COMMON           BOOK VALUE          COMMON            BOOK VALUE
                                                           SHARES           PER SHARE           SHARES            PER SHARE
                                                       -------------      --------------    -------------       ---------------
Per common share(1)................................       27,586,184      $        21.86       13,513,538       $         20.05
Series A convertible preference shares(2)..........       36,563,488      $        21.37       35,687,735       $         20.74
Dilutive Class A warrants(3).......................               --                            1,206,206       $         20.24
Restricted common shares(4)........................               --                            1,689,629       $         19.59
                                                       -------------                        -------------
Common shares and potential common shares..........       64,149,672                           52,097,108
                                                       =============                        =============

(1) Book value per common share at September 30, 2002 and December 31, 2001 was determined by dividing (i) the difference between total shareholders' equity and the aggregate liquidation preference of the Series A convertible preference shares of $767.8 million and $749.4 million, respectively, by (ii) the number of common shares outstanding.

(2) Includes preference shares that were issued by the Company on November 20, 2001 in exchange for $763.2 million of cash. The number of preference shares issued was based on the estimated per share price of $21.38. The estimated per share price was based on (i) the Company's total shareholders' equity as of June 30, 2001 (adjusted for certain amounts as described in the subscription agreement entered in connection with the capital infusion (the "Subscription Agreement")), divided by (ii) the total number of common shares outstanding as of June 30, 2001, which was 12,863,079. In addition, the amount of preference shares at September 30, 2002 includes 875,753 preference shares that were issued by the Company on June 28, 2002 pursuant to a post-closing purchase price adjustment mechanism under the Subscription Agreement. Each preference share is convertible at any time and from time to time at the option of the holder thereof into one fully paid and nonassessable common share, subject to possible adjustment.

(3) Includes the net number of common shares that would be issued under the Class A warrants, primarily issued in connection with the capital infusion transaction, calculated using the treasury stock method. Class A warrants to purchase an aggregate of 5,401,707 common shares were outstanding as of December 31, 2001. Class A warrants were exercisable at $20 per share and were scheduled to expire on September 19, 2002. In April 2002, 446,608 common shares were issued upon the exercise of 1,559,257 Class A warrants on a cashless basis. In September 2002, 3,748,946 common shares were issued upon the exercise of all 3,842,450 remaining outstanding Class A warrants. Of such amount, 35,839 common shares of ACGL were issued upon the exercise of 129,343 Class A warrants on a cashless basis. The proceeds from the exercise of Class A warrants on a cash basis increased shareholders' equity by approximately $74.3 million.

(4) Represents restricted common shares issued in connection with the November 2001 capital infusion transaction. These restricted common shares are included in common shares at September 30, 2002.

POTENTIAL ADJUSTMENTS TO BOOK VALUE PER SHARE

The following are potential adjustments to book value per share at September 30, 2002 and December 31, 2001, excluding the effects of stock options, that could be made if certain future events described below occur.

                                                               (UNAUDITED)
                                                            SEPTEMBER 30, 2002                       DECEMBER 31, 2001
                                                     ---------------------------------       ----------------------------------
                                                                          CUMULATIVE                               CUMULATIVE
                                                                          POTENTIAL                                POTENTIAL
                                                      CONTINGENTLY       ADJUSTMENTS                              ADJUSTMENTS
                                                        ISSUABLE           TO BOOK            CONTINGENTLY         TO BOOK
                                                         COMMON           VALUE PER             ISSUABLE           VALUE PER
                                                         SHARES             SHARE             COMMON SHARES          SHARE
                                                     ---------------    --------------       ---------------    ---------------
Contingently issuable:
  Series A convertible preference shares(1).......                --                --               875,765    $         (0.33)
  Series A convertible preference shares(2).......         2,831,174    $        (0.90)            2,831,174    $         (1.31)
  Class B warrants(3).............................            42,473    $        (0.92)               33,495    $         (1.32)

(1) Amount at December 31, 2001 represented an estimate of the amount of additional Series A convertible preference shares to be issued to the new investors pursuant to a post-closing purchase price adjustment mechanism under the Subscription Agreement. The per share price was based on (i) the Company's total shareholders' equity as of June 30, 2001 as set forth on the audited balance sheet, adjusted for certain items as described in the Subscription Agreement, divided by (ii) the total number of common shares outstanding as of June 30, 2001. Consistent with such estimate, 875,753 preference shares were issued to the new investors on June 28, 2002 and are reflected in the amount of preference shares at September 30, 2002.

(2) Represents an estimate of the amount of additional Series A preference shares that would be issued under the Subscription Agreement in the event that on or prior to September 19, 2005 (1) the closing price of the Company's common shares is at least $30 per share for at least 20 out of 30 consecutive trading days or (2) a change in control occurs (either case, a "Triggering Event"). Pursuant to the Subscription Agreement, the Company has agreed to issue to the new investors additional Series A preference shares such that the audited per share price is adjusted downward by $1.50 per preference share.

(3) Includes the number of common shares that would be issued under the Class B warrants for purposes of calculating diluted book value per share under the treasury stock method. Class B warrants to purchase an aggregate of 150,000 common shares were outstanding as of September 30, 2002 and December 31, 2001 and will expire on September 19, 2005. Class B warrants are exercisable at $20 per share when (1) the closing price of the Company's common shares is at least $30 per share for at least 20 out of 30 consecutive trading days or (2) a change in control occurs.

Pursuant to the Subscription Agreement, a post-closing purchase price adjustment will be calculated in November 2003 (or such earlier date as agreed upon by the Company and the investors thereunder) based on an adjustment basket. The adjustment basket will be equal to (1) the difference between value realized upon sale and the GAAP book value at the closing of the capital infusion (November 2001) (as adjusted based on a pre-determined growth rate) of agreed upon non-core businesses; plus (2) the difference between GAAP net book value of the Company's insurance balances attributable to the Company's core insurance operations with respect to any policy or contract written or having an effective date prior to November 20, 2001 at the time of the final adjustment and those balances at the closing; minus (3) reductions in book value arising from costs and expenses relating to the transaction provided under the Subscription Agreement, actual losses arising out of breach of representations under the Subscription Agreement and certain other costs and expenses. If the adjustment basket, which will be calculated by the Company's independent auditors, is less than zero, the Company will issue additional preference shares to the investors based on the decrease in value of the components of the adjustment basket. If the adjustment basket is greater than zero, the Company is allowed to use cash in an amount based on the increase in value of the components of the adjustment basket to repurchase common shares (other than any common shares issued upon conversion of the preference shares or exercise of the Class A warrants). If the adjustment basket is less than zero and in the event that a Triggering Event occurs, the Company agreed to issue additional preference shares to the investors as a further adjustment. In addition, on the fourth anniversary of the closing, there will be a calculation of a further adjustment basket based on (1) liabilities owed to Folksamerica (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between the Company and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement.

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